Exhibit (a)(5)(D)

Keros Therapeutics Announces Final Results of Tender Offer

LEXINGTON, Mass., November 20, 2025 – Keros Therapeutics, Inc. (“Keros” or the “Company”) (Nasdaq: KROS), today announced the final results of its cash tender offer (the “Tender Offer”) to repurchase up to 10,950,165 shares of its common stock, at a fixed purchase price of $17.75 per share, for an aggregate purchase price of up to approximately $194.4 million. The Tender Offer expired at 5:00 p.m. Eastern Time on November 18, 2025. The expiration of the Tender Offer concludes the Company’s previously announced $375 million capital return program.

Based on the final count by Computershare Trust Company, N.A., the depositary for the Tender Offer (the “Depositary”), a total of 17,712,262 shares of Keros common stock were validly tendered and not validly withdrawn, which includes shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the Tender Offer, the Company accepted for purchase a total of 10,950,165 shares, for an aggregate purchase price of approximately $194.4 million, excluding fees and expenses related to the Tender Offer. Because more than 10,950,165 shares were tendered in the Tender Offer, shares were accepted for purchase on a pro rata basis, except for conditional tenders that will automatically be regarded as withdrawn if the condition was not satisfied. Keros has been informed by the Depositary that the final proration factor for the Tender Offer is approximately 62.30%. The shares purchased represent approximately 35.91% of Keros’ outstanding common stock as of November 18, 2025.

The Depositary will promptly pay for all shares accepted for purchase pursuant to the Tender Offer using the Company’s existing cash and cash equivalents and return all other shares tendered and not purchased.

Stockholders with questions about the Tender Offer may contact MacKenzie Partners, Inc., the information agent for the Tender Offer, toll-free at (800) 322-2885, at (212) 929-5500 or in writing at 7 Penn Plaza, New York, NY 10001. Stockholders may also contact Goldman Sachs & Co. LLC, the dealer manager for the Tender Offer, at (212) 902-8556.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, KER-065, is being developed for the treatment of neuromuscular diseases, with an initial focus on Duchenne muscular dystrophy. Keros’ most advanced product candidate, elritercept, is being developed for the treatment of cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “anticipates,” “believes,” “continue,” “expects,” “enable,” “intention,” “potential” and “will” or similar expressions are intended to identify forward-looking statements. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: developments or changes in economic or market conditions; developments or changes in the securities markets, developments or changes in Keros’ business, financial condition or cash flows, and other risks detailed in Keros’ reports filed with the Securities and Exchange Commission (the “SEC”), including its quarterly report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 5, 2025, and its other documents subsequently filed with or furnished to the SEC. Keros disclaims any intent or obligation to update these forward-looking statements.

Contacts

Investor Contact:

Justin Frantz

jfrantz@kerostx.com

617-221-6042

Media Contact:

Mahmoud Siddig / Adam Pollack / Brooks Hussey

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449